Exhibit 10.10.2

EXECUTIVE PERFORMANCE OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of the day and date noted on the last page hereof, by and between Connecture, Inc., a Delaware corporation (the “Company”), and Douglas Schneider (the “Executive”), and is intended to be an unfunded deferred compensation arrangement maintained by the Company primarily for the purpose of providing deferred and incentive-based compensation to only the Executive. However, this Agreement is not intended to provide retirement income, or result in a deferral of income to periods extending to the termination of employment, for the Executive, nor to provide the Executive with unemployment or severance pay or death benefits, and is therefore not intended to be an employee benefit plan within the meaning of ERISA §3(3) and is not intended to be subject to ERISA.

WITNESSETH:

WHEREAS, the Company believes that the services of the Executive are of great value and that such individuals should be compensated for careful and loyal service to all stockholders of the Company; and

WHEREAS, the Company believes that it is imperative to diminish the inevitable distraction associated with the possibility of a significant restructuring or change of control of the Company by virtue of the personal uncertainties and risks created by such possibilities; and

WHEREAS, the Company wishes to provide a mechanism for motivating and creating an incentive for the Executive to grow the value of the Company for the Company’s stockholders, to accomplish a change of control of the Company, and to encourage full attention and dedication to the Company in the event of a change of control of the Company;

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein, and other good and valuable consideration, the Company and the Executive hereto agree as follows:

1. DEFINITIONS

The following words and phrases as used in this Agreement shall have the meanings set forth in this Article 1 unless a different meaning is clearly required by the context:

1.1 Agreement shall mean this Executive Performance Option Agreement, as detailed herein, as the same shall be from time to time amended.

1.2 Beneficiary shall mean, with respect to the Executive, the Executive’s spouse, and, in the absence thereof, the Executive’s estate.

1.3 Board shall mean the Board of Directors of the Company, and with respect to matters involving a Transaction, “Board” shall mean the Board of Directors of the Company as in existence immediately prior to a Transaction. See Section 4.3 herein.

1.4 Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.5 Company shall mean Connecture, Inc., a Delaware corporation, and its successors and assigns, and any other corporation, partnership or sole proprietorship into which the Company may be merged or consolidated.

1.6 Deadline Date shall mean, with respect to a Transaction, the later of (a) December 31 of the calendar year during which occurs such Transaction, or (b) the fifteenth (15th) day of the third (3rd) calendar month immediately following the date on which the Transaction occurs; provided, however, that if clause (b) applies, and the period established by clause (b) would span two (2) calendar years, then the Executive will not be allowed to tender his Release until the second of such two (2) calendar years unless the Company (with no input from the Executive) determines that, pursuant to Section 2.2(a), it shall require that the Release be signed in advance of the Transaction.

1.7 Effective Date shall mean the day and date noted on the last page hereof.

1.8 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.9 Executive shall mean Douglas Schneider.

1.10 Fair Market Value of a security as of a date of determination shall mean the fair market value of such security as determined by the Board in its sole and absolute discretion. The Board’s determination of Fair Market Value, which shall be made pursuant to the foregoing provisions, shall be final and binding for all purposes of this Agreement and shall be made consistent with any such Fair Market Value determinations made with respect to the Company’s stockholders.

Connecture, Inc. Executive Performance Option Agreement

1.11	Option shall mean the option to purchase common stock of the Company granted to Executive in December, 2011.

1.12 Release shall mean a release agreement in a form approved by the Company whereby the Executive releases the Company and its agents, employees, directors, officers, stockholders, affiliates, etc., from any and all liability and claims of any kind of the Executive and his or her assigns that may exist as of the date of execution of the Release. Such Release shall not waive the Executive’s right to receive benefits under any employee benefit plan of the Company that (a) have accrued or vested on or prior to the date of the Transaction, or (b) are intended, under the terms and provisions of such Agreement, to survive after the Transaction, and, if applicable, the Executive’s separation from service with the Company. Such Release shall also not waive the Executive’s rights, if any, to (a) claim or receive indemnification as an officer or director of the Company under any applicable state laws, the Company’s Articles of Incorporation, or the Company’s Bylaws, and (b) claim or receive insurance coverage or be defended under any directors and officers insurance coverage which applies to directors and/or officers of the Company and which applies to such Executive.

1.13 Securities Compensation shall mean, with respect to a Transaction, an amount determined as the sum of the following amounts as of the date of such Transaction:

(a) Option Shares. An amount equal to the Fair Market Value of the total number of Shares which may be purchased by the exercise of the Executive’s Option (because the Executive’s Option is unexercised and vested and has not lapsed) as of the date of such Transaction; plus

(b) Purchased Shares. An amount equal to (i) the Fair Market Value of the total number of Shares (A) which Executive has purchased pursuant to the exercise of Executive’s Option and (B) which Executive continues to own as of the date of such Transaction, reduced by (ii) the aggregate exercise price paid by Executive for such Shares.

For clarity, Securities Compensation shall only take into account the Option, and, with respect to the Option, shall only be taken into account pursuant to the foregoing provisions.

1.14 Share shall mean a share of common stock of the Company.

1.15 Transaction shall mean either of the following:

(a) any transaction or series of transactions occurring after January 1, 2013, pursuant to which the Company sells, transfers, leases, exchanges or disposes of substantially all (i.e., at least eighty-five percent (85%)) of its assets for cash or property, or for a combination of cash and property, or for other consideration; or

(b) any transaction occurring after January 1, 2013, pursuant to which Persons who are not current stockholders of the Company acquire by merger, consolidation, reorganization, division or other business combination or transaction, or by a purchase of an interest in the Company, an interest in the Company so that after such transaction, the stockholders of the Company immediately prior to such transaction no longer have a controlling (i.e., fifty percent (50%) or more) voting interest in the Company; or

(c) any transaction pursuant to which either (i) all of the outstanding capital stock of the Company is sold or transferred in connection with a merger, consolidation, stock sale by the stockholders of the Company, or other similar business combination or transaction for solely cash consideration, or (ii) all of the assets of the Company are sold solely for cash consideration.

However, notwithstanding the foregoing, in no event shall a “Transaction” be deemed to occur unless such transaction constitutes a constitutes a “change in the ownership or effective control” of the Company or change in the “ownership of a substantial portion of the assets” of the Company within the meaning of Code §409A(a)(2)(A)(v). Furthermore, in no event shall an initial public offering of the Company’s common stock constitute a Change of Control.

1.16 Performance Option Bonus shall mean, with respect to a Transaction, an amount equal to (a) the product of (i) five percent (5%) (as adjusted, if necessary, as described below), multiplied by (ii) the Transaction Consideration with respect to such Transaction, further multiplied by (iii) the Vesting Multiplier with respect to such Transaction, with such resulting product reduced by (b) the Securities Compensation of the Executive with respect to such Transaction. For clarity, mathematically, the Executive’s Performance Option Bonus is calculated as:

Connecture, Inc. Executive Performance Option Agreement

PERFORMANCE OPTION BONUS = ( A X B X C ) – D

where:

A = Five Percent (5%) (as adjusted, if necessary, as described below)

B = The Transaction Consideration with respect to the Transaction

C = The Vesting Multiplier with respect to the Transaction

D = The Securities Compensation with respect to the Transaction

However, notwithstanding the forgoing, see Section 2.2 for provisions that may allow reduction or elimination of the Executive’s Performance Option Bonus. (If any portion of the Executive’s Performance Option Bonus is subject to contingencies after the Transaction, see Sections 1.17 and 3.2(b) regarding the calculation of the Executive’s Performance Option Bonus in such situations.) The five percent (5%) number shall be proportionately decreased in the sole and absolute discretion of the Board to reflect any increases in the fully diluted as converted capitalization of the Company that occur after the Effective Date other than stock splits or stock dividends or similar events, and shall be proportionately increased in the sole and absolute discretion of the Board to reflect any decreases in the fully diluted as converted capitalization of the Company that occur after the Effective Date other than stock splits or stock dividends or similar events. For example, if the Company had 90 million shares of common stock on a fully diluted and as converted basis on the Effective Date, and the Company issues 10 million shares of common stock on a fully diluted and as converted basis in a financing transaction thereafter, then the five percent (5%) number would be reduced to four and a half percent (4.5%) (0.05 x 90,000,000 / 100,000,000). As another example, if the Company had 90 million shares of stock on a fully diluted and as converted basis on the Effective Date, and the Company thereafter redeems 10 million shares of common stock on a fully diluted and as converted basis, then the five percent (5%) number would be increased to five and five-eights percent (5.625%) (0.05 x 90,000,000 / 80,000,000).

1.17 Transaction Consideration shall mean, with respect to a Transaction, the Fair Market Value of all cash, equity securities and other property (determined as of the date of such Transaction) that is or may be paid by the acquiring Person to the Company and/or its stockholders in consideration for such Transaction, reduced by any fees and expenses incurred by the Company directly associated with the Transaction (as estimated by the Board in its complete and absolute discretion). Except as set forth in the immediately following sentence, Transaction Consideration shall not include or take into account the amount of any debt or liabilities assumed by the acquiring Person, except that any liability for payment of Performance Option Bonuses pursuant to this Agreement shall be considered Transaction Consideration. Notwithstanding the foregoing, in the event the Transaction is in the form of a sale of assets of the Company, the Transaction Consideration shall be deemed to be (a) the Fair Market Value of all cash, debt, property or equity available for distribution to the stockholders of the Company, less (b) all outstanding liabilities of the Company that are not assumed by the acquirer (including fees and expenses incurred by the Company directly associated with the Transaction (as estimated by the Board in its complete and absolute discretion)) other than any liability for payment of Performance Option Bonuses pursuant to this Agreement. The amount of such liabilities and the determination of Transaction Consideration shall be determined in the complete and absolute discretion of the Board. Furthermore, for purposes of this Agreement, in the event that any Transaction Consideration may be payable as an earnout or contingency type payment, or is subjected to contingencies or potential forfeiture or payment of obligations, such earnout or contingency type payments shall be taken into account for the purpose of determining Transaction Consideration only to the extent that such earnout or contingency type payments are actually paid, as provided in Section 3.2(b); provided, however, no amounts which would be paid after the end of the five (5) year period beginning on the date of the Transaction shall be considered Transaction Consideration for purposes of this Agreement.

1.18 Vesting Multiplier shall mean, with respect to a Transaction, a fraction:

(a) The numerator of such fraction shall be the total number of Shares which are available for purchase pursuant to the Option (taking into account vesting and all other terms and provisions of the Option, including, without limitation, any provision for accelerated vesting as a result of the Transaction) as of the date of such Transaction, plus the total number of Shares which have already been purchased pursuant to the exercise of the Option and which are owned by the Executive as of the date of such Transaction; and

(b) The denominator of such fraction shall be total number of Shares that are potentially available for purchase pursuant to the exercise of the Option as shown in the option agreement evidencing such Option (denoted as the “Shares Subject to Option” on the option agreement evidencing the Option).

Connecture, Inc. Executive Performance Option Agreement

The number of Shares in subsections (a) and (b) above are determined after any adjustments provided for in Section 10 of the Company’s stock incentive plan occurring prior to such Transaction and since the grant date of the Option.

2. BONUS BENEFITS

2.1 Timing of Accrual of Performance Option Bonuses. The Executive shall not become entitled to any Performance Option Bonus under this Agreement unless and until the occurrence of a Transaction, and, at that time, subject to Section 2.2 below, provided that this Agreement has not terminated or been terminated prior to such time pursuant to Article 5, the Executive shall immediately become entitled to his Performance Option Bonus, calculated as of the date of such Transaction. The Executive’s Performance Option Bonus, if any, shall be paid to the Executive as described in Article 3 herein.

2.2 Limitation or Elimination of Performance Option Bonuses.

(a) Performance Option Bonuses Contingent Upon Release. Notwithstanding any provisions of this Agreement to the contrary, the payment of the Executive’s Performance Option Bonus with respect to a Transaction shall be conditioned upon, and subject to, such Executive’s execution of a valid and irrevocable Release. Such Release shall be timely provided by the Company and must be executed and become valid and irrevocable no later than a reasonable period prior to the Deadline Date with respect to such Transaction, or else no Performance Option Bonus shall be paid, and the Executive shall forfeit any and all rights of the Executive to any Performance Option Bonus under this Agreement. The Company may require that such Release be signed in advance of a Transaction, and, if so, the Release shall be contingent upon the closing of the Transaction and the payment of the Executive’s Performance Option Bonus with respect to such Transaction calculated with respect to Transaction Consideration that is paid as of such Transaction (i.e., calculated without consideration of any “Contingent Transaction Consideration” as that term is defined in Section 3.2(b)).

(b) Performance Option Bonuses Contingent upon Stockholder Approval. Notwithstanding any provisions of this Agreement to the contrary, if the Executive is a “disqualified individual” with respect to the Company (within the meaning of Treas. Reg. §1.280G-1, Q&A-15) and a particular Transaction, then the payment of that portion of such Executive’s Performance Option Bonus with respect to such Transaction which, when aggregated with all other “parachute payments” (within the meaning of Code §280G(b)(2)) which such Executive would receive with respect to such Transaction, would cause any of such “parachute payment” amounts to be considered an “excess parachute payment” under Code §280G(b)(1) shall be entirely contingent upon the approval of such Performance Option Bonus by the stockholders of the Company in a manner which would satisfy the stockholder approval requirements of Code §280G(b)(5)(B) and regulations promulgated thereunder. The Company agrees that it shall timely submit such amounts to the stockholders in a manner compliant with the requirements of Code §280G(b)(5)(B) so that such approval may be obtained, and that it shall recommend to the stockholders that they approve such amounts.

(c) Performance Option Bonuses Contingent upon Transaction Consideration Amount. Notwithstanding any provisions of this Agreement to the contrary, no Performance Option Bonus shall be paid with respect to any Transaction if the Transaction Consideration with respect to such Transaction is not greater than or equal to One Hundred Million Dollars ($100,000,000.00).

3. PAYMENT OF BONUS BENEFITS

3.1 General Liability for Payment. All payment obligations to Executives created under this Agreement shall be the sole responsibility, liability and obligation of the Company. In this regard, it is intended that, consistent with the definition of the term “Company” herein, a successor to the Company shall be responsible for the liabilities and obligations of the Company hereunder following a Transaction in which the Company is merged or consolidated with another entity.

3.2 Timing of Payment of Benefit.

(a) General Rule. Subject to subsection (b) below, the Executive shall receive his Performance Option Bonus, if any, within thirty (30) days of the later of (i) the closing date of the Transaction, or (ii) the date on which his executed Release required under Section 2.2(a) becomes valid and enforceable; provided, however, in no event shall the Executive’s Performance Option Bonus be paid later than the Deadline Date.

Connecture, Inc. Executive Performance Option Agreement

(b) Special Rule For Payments Delayed Pursuant to Transaction. Notwithstanding subsection (a) above, in the event that the Transaction Consideration is only partially paid as of a Transaction (for example, if a portion of the Transaction Consideration were escrowed and paid at a later date, if a portion of the Transaction Consideration consisted of a promissory note paid over time, or if a portion of the Transaction Consideration is subject to an “earnout” provision with post-Transaction performance contingencies), with the remaining portion possibly subject to contingencies and paid on one or more dates which are subsequent to the Transaction (such remaining portion being here referred to as “Contingent Transaction Consideration”), then the Executive shall receive only a portion of his Performance Option Bonus as of the date specified under subsection (a) above, with such portion being determined by calculating the amount of the Performance Option Bonus to which the Executive would be entitled as of the date specified under subsection (a) above based solely upon the Transaction Consideration that is paid as of the Transaction (i.e., without taking into account the Contingent Transaction Consideration), and the Executive shall receive remaining portions of his Performance Option Bonus, if at all, immediately following each subsequent date on which further Transaction Consideration is actually paid, with such portion as of any future date of payment of Contingent Transaction Consideration being determined by calculating the amount of the Performance Option Bonus that would be paid to the Executive taking into account such paid Contingent Transaction Consideration, and then reducing such total amount by the amount of Performance Option Bonus that has already been paid to Executive. It is the intent of the foregoing that this subsection (b) shall apply only when allowed under Treas. Reg. §1.409A-3(i)(5)(iv)(A) (i.e., when the Performance Option Bonus under this Agreement is calculated by reference to the value of the Company’s stock and when the Transaction constitutes a change in the ownership of a corporation as described in Treas. Reg. §1.409A-3(i)(5)(v) or a change in the ownership of a substantial portion of the corporation’s assets as described in Treas. Reg. §1.409A-3(i)(5)(vii)). It is also intended that if any Transaction Consideration is escrowed, then appropriate portions of Executive’s Performance Option Bonus shall also be escrowed, with the intent that if any Transaction Consideration is ultimately not paid and is otherwise disposed of pursuant to the escrow agreement, then the corresponding portions of Executive’s Performance Option Bonus shall also not be paid and shall be otherwise disposed of pursuant to the escrow agreement. It is intended that any losses which are incurred by Company stockholders with respect to escrowed Transaction Consideration shall correspondingly impact the Executive’s Performance Option Bonus. For example, if only 95% of the total Transaction Consideration (i.e., Transaction Consideration paid as of the Transaction plus all Contingent Transaction Consideration) is actually and ultimately paid, and 5% is not paid due to payment of indemnification obligations, a failure to meet earnout-type contingency requirements for payment, or otherwise, then the Executive will actually and ultimately be paid a Performance Option Bonus based only on the 95% of the total Transaction Consideration that is actually and ultimately paid, and any amount of additional amount of the Executive’s Performance Option Bonus based on the additional 5% of the total Transaction Consideration that is not actually and ultimately paid shall be forfeited. The Board, in its discretion, shall determine the amount of Executive’s Performance Option Bonus that shall be placed in such escrow and the method of allocating any distributions and payments from the escrow. This subsection (b) shall not apply with respect to any amounts of Contingent Transaction Consideration that are not paid within five (5) years of the occurrence of such Transaction.

3.3 Form of Payment of Benefit. the Executive shall receive any payment of his Performance Option Bonus, if any, in the form of a single lump sum payment that shall be in cash. However, notwithstanding the foregoing, the Board may, in lieu of cash, pay all or a portion of the Performance Option Bonus in cash and/or equity securities and/or other property, and the Board shall have complete discretion to determine the extent to which the Executive’s payment shall be in cash and/or equity securities and/or other property, except that no payment shall be made in equity securities or other property to the extent that payment in such form will result in a further deferral of compensation under Code §409A.

3.4 Death of Executive. In the event of the death of the Executive prior to the payment of all or a portion of such Executive’s Performance Option Bonus, if any, pursuant to this Agreement, such Executive’s Performance Option Bonus remaining to be paid shall instead be paid to the Executive’s Beneficiary in the same form and manner as if it were being paid to the Executive, with such Beneficiary determined as of the date on which such subsequently payable amounts are paid and not as of the date of the Executive’s death.

4. ADMINISTRATION, CONSTRUCTION & INTERPRETATION

4.1 Construction and Interpretation of Agreement. The Board shall interpret the Agreement and shall determine any questions arising in the administration, interpretation and application of the Agreement. The Board shall correct any defect, reconcile any inconsistency or ambiguity, or supply any omission with respect to the Agreement.

Connecture, Inc. Executive Performance Option Agreement

4.2 Decisions Binding. All determination and decisions made by the Board pursuant to the provisions of this Agreement and all related orders and resolutions of the Board shall be final, conclusive and binding on all Persons, including the Company (including its successors and assigns), its stockholders, directors, the Executive, and the Executive’s Beneficiaries.

4.3 Decisions and Interpretations after a Transaction. The Board as it is composed and in existence immediately prior to the occurrence of a Transaction shall make all determinations relative to this Agreement, including, but not limited to, amounts to be paid under this Agreement, which shall become binding upon the Company and any successor thereto, and which may not be reduced, eliminated, or undermined by the Board as it may exist following the occurrence of such Transaction; provided, however, if any determinations of the Board (or its delegate) prior to the occurrence of a Transaction must be modified, reversed, eliminated or changed in any way after the occurrence of a Transaction, such modification, reversal, elimination or change may nonetheless be made if agreed to by a majority of the then-living members of the Board as it was composed and was in existence immediately prior to the occurrence of the Transaction, except that if any such members have been found to be incompetent, those members shall be excluded from participation.

5. TERMINATION OF AGREEMENT

(a) Agreement to Terminate. The parties hereto may, at any time, wholly or partially terminate this Agreement if necessary or desirable; provided, however, any such termination must be in writing and signed by both parties.

(b) Automatic Termination of Agreement Upon Transaction. Upon the occurrence of a Transaction, this Agreement shall automatically terminate and the Executive shall not accrue any Performance Option Bonus under this Agreement after such Transaction. However, such automatic termination shall not affect the accrual of a Performance Option Bonus pursuant to this Agreement upon such Transaction (including any portion of such Performance Option Bonus that is payable after such Transaction because of the subsequent payment of “Contingent Transaction Consideration” (as defined in Section 3.2(b))), and any such accrual of a Performance Option Bonus may not, after the occurrence of such Transaction, be reduced or eliminated. A Performance Option Bonus which become payable upon a Transaction pursuant to this Agreement shall not be affected by such automatic termination.

(c) Automatic Termination of Agreement upon Expiration of Option Term. As of the date on which the Option terminates (i.e., the “Option Expiration Date” noted in the option agreement evidencing the Option), this Agreement shall automatically terminate and the Executive shall not accrue any Performance Option Bonus with respect to any Transaction occurring after such date. However, such automatic termination shall not affect the accrual of a Performance Option Bonus pursuant to Section 2.1 hereof on or prior to such date, and any such accrual of a Performance Option Bonus may not, after the occurrence of such date, be reduced or eliminated. A Performance Option Bonus that accrues upon a Transaction pursuant to Section 2.1 hereof occurring on or prior to such automatic termination date (including any portion of such Performance Option Bonus that is payable after such Transaction because of the subsequent payment of “Contingent Transaction Consideration” (as defined in Section 3.2(b))) shall not be affected by such automatic termination.

(d) No Acceleration of Payments. No termination of this Agreement shall cause an acceleration of any payments due to the Executive (or a Beneficiary) under this Agreement within the meaning of Code §409A(a)(3).

6. MISCELLANEOUS

6.1 Executive’s Rights to Employment, Etc. Nothing contained in the Agreement or any modification thereof, or the creation of any fund, or the payment of any benefits, shall be construed to give the Executive any rights to continued employment or continued performance of services for the Company or any affiliate, any legal or equitable right against the Company or an affiliate, or any officer, director or employee thereof, except as herein provided.

Connecture, Inc. Executive Performance Option Agreement

6.2 Withholding. The Company shall have the power and the right to deduct or withhold an amount sufficient to satisfy federal, state or local taxes, domestic or foreign, required by law or regulation to be withheld (“tax obligations”) with respect to the payment of any Performance Option Bonus. To the extent that any portion of the Executive’s Performance Option Bonus is to be paid in the form of property and the Company must deduct or withhold an amount sufficient to satisfy tax obligations, the Company may satisfy such tax obligations by withholding a portion of such property sufficient to satisfy such amount based upon the Fair Market Value of the property as of the date on which such property is paid, and satisfying the tax obligations in cash, or may require that the Executive timely pay an amount in cash sufficient to satisfy such tax obligations prior to any payment that may be otherwise required under the terms and provisions of this Agreement or otherwise forfeit such payment of property. Furthermore, the Company shall have the power and the right to deduct or withhold, or require the Executive to remit to the Company as a condition precedent for any right to a benefit hereunder, an amount sufficient to satisfy tax obligations with respect to any taxable event arising as a result of this Agreement and/or any action or inaction by the Executive with respect to this Agreement.

6.3 Nonalienation or Assignment. Except as otherwise provided by applicable law, none of the benefits payable under this Agreement is subject to the claims of creditors of the Executive, and will not be subject to attachment, garnishment, or any other legal process whatsoever. The Executive may not assign, sell, borrow on, or otherwise encumber any of his interest in the Agreement, nor shall any such benefits be in any manner liable for or subject to the deeds, contracts, liabilities, engagements, or torts of the Executive.

6.4 Governing Law; Severability. This Agreement shall be governed by the laws of the State of Georgia. If Georgia’s conflict of law rules would apply another state’s laws, the laws of the State of Georgia shall still govern. If any provision of the Agreement shall be held invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

6.5 Gender and Number. Wherever applicable, the masculine pronoun shall include the feminine pronoun, and the singular shall include the plural.

6.6 Headings. The titles in this Agreement are inserted for convenience of reference; they constitute no part of the Agreement, and are not to be considered in the construction hereof.

6.7 Liability Limited. To the extent permitted by applicable law, neither the Board, nor any member thereof, nor the Company shall be liable for any acts of omission or commission in administering the Agreement, except for his or its own individual, willful misconduct. The Company and each member of the Board shall be entitled to rely conclusively on all tables, valuations, certificates, opinions and reports which shall be furnished by an actuary, accountant, insurance company, counsel or other expert who shall be employed or engaged by the Board or the Company.

6.8 Intent. It is intended that the deferral of compensation (within the meaning of Code §409A(d)(1)) provided under this Agreement shall satisfy the provisions of Code §409A and the regulations thereunder. No payments to be made under this Agreement shall be accelerated in a manner that would violate the requirements of Code §409A(a)(3).

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and its corporate seal to be affixed hereto, all as of this 31st day of December, 2011.

CORPORATION:

[CORPORATE SEAL]	CONNECTURE, INC.

ATTEST:	By:	/s/ David A. Jones, Jr.

Title:	Title:	Chairman, Board of Directors

EXECUTIVE:

/s/ Robert Douglas Schneider
DOUGLAS SCHNEIDER

Connecture, Inc. Executive Performance Option Agreement

AMENDMENT

TO

STOCK OPTION AGREEMENT

AND

EXECUTIVE PERFORMANCE OPTION AGREEMENT

This Amendment to Stock Option Agreement and Executive Performance Option Agreement (this “Amendment”) is entered into as of January 7, 2014 (the “Effective Date”), by and between Connecture, Inc., a Delaware corporation (the “Company”), and Douglas Schneider (“Executive”).

WHEREAS, the Company granted to Executive an incentive stock option on December 31, 2011, pursuant to its 2010 Stock Incentive Plan and Stock Option Agreement, exercisable for 857,155 shares of common stock of the Company (the “Common Stock”) (as adjusted), at an exercise price of $0.572 (as adjusted) (the “Option Agreement”);

WHEREAS, the Company and Executive are parties to an Executive Performance Option Agreement dated as of December 31, 2011, as subsequently amended (the “Bonus Agreement”); and

WHEREAS, the Company and Executive now desire to amend the Option Agreement to reflect the parties’ desire to reduce the number of shares subject to the Option Agreement and amend the Bonus Agreement to clarify that the amendment to reduce the shares subject to the Option Agreement shall not affect the terms of the Bonus Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows effective as of the Effective Date:

1. The Option Agreement is hereby amended to reduce the number of shares of Common Stock that may become vested and exercisable on December 31, 2014, by 156,110 shares.

2. Section 1.11 of the Bonus Agreement is amended and restated to read as follows (revision is underlined):

“Option” shall mean the options to purchase common stock of the Company granted to Executive in December 2011, without regard to the amendment in December 2013 to reduce the number of shares subject thereto, and the options to purchase 1,522,386 shares of common stock granted to Executive in October 2012.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

Executive:

/s/ Robert Douglas Schneider
Douglas Schneider

CONNECTURE, INC.

By:	/s/ James Purko
Name: Title:	James Purko CFO